Exhibit 99.1

Dec. 16, 2009

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Tamera Gjesdal	Cynthia Williams
Senior Vice President	Senior Vice President
Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-1478

BB&T corporate board elects CEO King as chairman

     WINSTON-SALEM, N.C. – The directors of BB&T Corporation (NYSE: BBT) on Tuesday elected Chief Executive Officer Kelly S. King as the chairman of the board, effective Jan. 1, 2010.

     King succeeds John A. Allison, who has served as chairman since 1989. Allison will continue to serve on the 18-member BB&T corporate board.

     “Kelly has done an outstanding job as CEO in a very challenging environment,” Allison said. “We have worked closely together for 37 years. As chairman, I am confident he will provide strong and objective leadership to the board based on a deep understanding of BB&T’s values, philosophy and strategies. Most importantly, he is a person of the highest character.”

     King, 61, stepped into the chief executive’s role in January with the nation mired in the worst economic crisis since the Great Depression. During the year, he has effectively led BB&T as it became one of only three large regional commercial banks to pass the federal government’s original stress test for capital strength, and among the first to exit the government’s Troubled Asset Relief Program. BB&T is one of only three large regional commercial banks that have remained profitable throughout the financial crisis.

     Under King’s leadership, BB&T also acquired Colonial Bank in a landmark FDIC-assisted acquisition. The Colonial acquisition, BB&T’s largest ever, created the nation’s eighth largest bank by deposits, significantly expanded BB&T’s presence in Florida, Alabama and Georgia, and established its first financial centers in Texas.

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     The Raleigh, N.C, native began his career at BB&T in 1972. As an executive management team member since 1987, King has been an instrumental figure in BB&T’s transformation into one of the largest and best performing financial services companies in the nation.

     “It is a distinct honor to be elected to serve as chairman and to succeed John,” King said. “BB&T’s strength today is a testament to his phenomenal leadership in this role for 20 years. I look forward to working closely with John and other board members as we continue to execute on our vision of creating the best financial services institution possible.

     “As the economy rebounds slowly but surely, BB&T is positioned to grow as a safe and sound institution for our clients, shareholders and communities. We have weathered the storm as well as any other financial services company in the country – and we believe our best days are ahead.”

     King said the company will continue to focus in 2010 on client service quality, managing through the credit cycle, revenue growth and expense control. As evidence of the company’s overall good health, he cited one of the strongest capital positions in the nation, disciplined lending standards and solid deposit growth in former Colonial markets.

     King earned his bachelor’s and master’s in business administration degrees from East Carolina University. He is a graduate of the Stonier School of Banking at Rutgers University.

     At Sept. 30, Winston-Salem, N.C.-based BB&T Corporation had $165.3 billion in assets and operated more than 1,800 financial centers in 13 states and Washington, D.C. More information about the company is available at BBT.com.

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